Exhibit 99.2

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis provide information which we believe is relevant to an assessment and understanding of our unaudited consolidated results of operations and financial condition. You should read the following discussion and analysis of our financial condition and results of operations together with our unaudited consolidated financial statements and notes thereto included elsewhere in this Current Report on Form 8-K. This discussion and analysis should also be read together with our pro forma financial information as of and for the six months ended June 30, 2021 included elsewhere in this Current Report on Form 8-K. In addition to historical financial information, this discussion contains forward-looking statements based upon our current expectations that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in our filings with the Securities and Exchange Commission. Unless otherwise indicated or the context otherwise requires, references in this report to “Berkshire Grey,” “we,” “us,” “our,” ”the Company” and other similar terms refer to Berkshire Grey, Inc. and its consolidated subsidiaries.

Business Overview

We are an Intelligent Enterprise Robotics (“IER”) company pioneering and delivering transformative AI-enabled robotic solutions that automate filling ecommerce orders for consumers or businesses, filling orders to resupply retail stores and groceries, and handling packages shipped to fill those orders. Our solutions transform supply chain operations and enable our customers to meet and exceed the demands of today’s connected consumers and businesses.

Our IER capabilities are grounded in patented and proprietary technologies for robotic picking (each picking or unit handling), robotic movement and mobility (movement and storage of orders and goods), and system orchestration which enables various intelligent subsystems to work together so that the right work is being done at the right time to meet our customer’s needs. We are a technology leader in robotics and AI automation with an intellectual property position buttressed by trade secrets supporting our technologies and over 300 patent filings with 71 U.S. and international patents issued to date in technologies including robotic picking, mobility, gripping, sensing and perception, general robot control, and differentiated supporting mechanisms. Our proprietary technologies enable us to offer holistic solutions that automate supply chain operations. Our solutions include moving goods to robots that then pick and pack ecommerce or retail orders, robotically moving and organizing inventory and orders within a warehouse or logistics facility, and robotically sorting packages and shipments.

We are not a component technology company nor are we a conventional systems integrator. Instead, we create products from the technologies we pioneer and develop, and then incorporate the products (product modules) into solutions — solutions that incorporate said modules and are designed by us to meet customer performance metrics like throughput and accuracy rates. This technology plus performant, whole-enterprise solution view, enables customers to focus on the core of their business and creates attractive returns for them. Following the whole-enterprise solution view, we not only make, install, test, and commission the solutions, but we also offer customers continued support in the form of software updates as well as professional services including maintenance, system operation, and cloud-based monitoring and analytics. Because of our modular approach to solutions and the role of our software, we offer customers the ability to incrementally add to or change solutions, and we can incorporate outside technologies with our product modules if desired. The same modular attributes mean we can offer small and large solutions and can design for brownfield and greenfield installations. We offer customers a range of purchase options including a robotics-as-a-service (“RaaS”) program that minimizes the up-front capital required when compared to conventional equipment purchase models.

To date, most of our deployments have been with large, Fortune 50 companies, where our technology and solutions in production have achieved targeted metrics including throughput, accuracy, equipment effectiveness, and others. Our customers include Wal-Mart Stores, Inc. (“Wal-Mart”), Target Corporation (“Target”), FedEx Corporation (“FedEx”), Meijer Distribution, Inc. (“Meijer”) and SoftBank Robotics Corp. (“Softbank”).

For the three months ended June 30, 2021 Meijer, SoftBank, and Wal-Mart comprised approximately 36%, 36%, and 15% of our revenue, respectively. For the three months ended June 30, 2020 SoftBank comprised 97% of our revenue.

For the six months ended June 30, 2021 SoftBank, FedEx, and Meijer comprised approximately 38%, 30%, and 19% of our revenue respectively. For the six months ended June 30, 2020 Target and SoftBank comprised approximately 78% and 22% of our revenue, respectively.

Recent Developments

Merger Agreement

Subsequent to June 30, 2021, on July 21, 2021, the Company consummated the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated February 23, 2021, by and among the Company, Revolution Acceleration Acquisition Corp. (“RAAC”), and Pickup Merger Corp, a Delaware corporation and a direct, wholly owned subsidiary of RAAC (“Merger Sub”). Pursuant to the Merger Agreement, RAAC amended and restated its second amended and restated certificate of incorporation and its bylaws such that RAAC changed its name to “Berkshire Grey, Inc.”. Refer to Note 1 “Merger Agreement” and Note 14 “Subsequent Events” of Notes to Consolidated Financial Statements for further details.

COVID-19

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. It is not possible to accurately predict the full impact of the COVID-19 pandemic on our business, financial condition and results of operations due to the evolving nature of the COVID-19 pandemic and the extent of its impact across industries and geographies and numerous other uncertainties. For example, we face uncertainties about the duration and spread of the outbreak, additional actions that may be taken by governmental entities, and the impact it may have on the ability of us, our customers, our suppliers, our manufacturers, and our other business partners to conduct business. Governments in affected regions have implemented, and may continue to implement, safety precautions which include quarantines, travel restrictions, business closures, cancellations of public gatherings, and other measures as they deem necessary. Many organizations and individuals, including our company and employees, are taking additional steps to avoid or reduce infections, including limiting travel and working from home. These measures are disrupting normal business operations and have had significant negative impacts on businesses and financial markets worldwide. We continue to monitor our operations and government recommendations and have made modifications to our normal operations because of the COVID-19 pandemic, including requiring most non-engineering or operations-related team members to work remotely, utilizing heightened cleaning and sanitization procedures, implementing new health and safety protocols and reducing non-essential travel.

To date, travel restrictions and capacity limits at customer locations imposed in response to the COVID-19 pandemic have caused delays in the deployment of two customer contracts; however, the pandemic has not significantly impacted our financial condition and operations. We cannot predict the future extent or duration of the impact that the COVID-19 pandemic will have on our financial condition and operations. The impact of the COVID-19 pandemic on our financial performance will depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions. These developments and the impact of the COVID-19 pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, our results may be materially adversely affected.

Critical Accounting Policies and Significant Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses. These estimates and judgments include, but are not limited to, revenue recognition including performance obligations, variable consideration and other obligations such as product returns and incentives; allowance for credit losses; warranty costs; evaluating loss contingencies; accounting for stock-based compensation including performance-based assessments; and accounting for income taxes and related valuation allowances. We base these estimates and judgments on historical experience, market participant fair value considerations, projected future cash flows and various other factors that we believe are reasonable under the circumstances. Actual results may differ from our estimates. Additional information about these critical accounting policies may be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in our Registration Statement filed by RAAC on Form S-4 for the fiscal years ended December 31, 2020 and 2019. There have been no significant changes to our critical accounting policies or in the underlying accounting assumptions and estimates used in such policies from those disclosed on Form S-4.

Summary of Recent Financial Performance

Revenue was approximately $4.5 million for the three months ended June 30, 2021 compared to approximately $2.8 million for the three months ended June 30, 2020. The change is primarily due to an increase in customer deployment activity.

Revenue was approximately $8.5 million for the six months ended June 30, 2021 compared to approximately $29.0 million for the six months ended June 30, 2020. The change is primarily due to the completion, and recognition of revenue at a point in time, of a $22.3 million customer contract in the first quarter of 2020.

Gross loss was $0.7 million for the three months ended June 30, 2021 compared to a profit of $0.1 million for the three months ended June 30, 2020. The gross loss for the three months ended June 30, 2021 was due primarily to increased overhead resulting from the growth in deployment operations.

Gross loss was $1.5 million for the six months ended June 30, 2021 compared to a profit of $1.6 million for the three and six months ended June 30, 2020. The gross loss for the six months ended June 30, 2021 was due primarily to lower absorption of overhead costs as a result of overall lower revenues.

Combined general and administrative, selling and marketing, and research and development expenses for the three months ended June 30, 2021 increased to $31.0 million, compared to $13.7 million for the three months ended June 30, 2020. The net increase in total operating expenses of $17.3 million included a $5.0 million increase in stock-based compensation further described below, $6.0 million increase in salaries and related employee costs related to personnel growth, and $5.1 million increase in materials and services.

Combined general and administrative, selling and marketing, and research and development expenses for the six months ended June 30, 2021 increased to $74.9 million, compared to $27.3 million for the six months ended June 30, 2020. The net increase in total operating expenses of $47.6 million included a $28.2 million increase in stock-based compensation further described below, $10.1 million increase in salaries and related employee costs related to personnel growth, and $7.4 million increase in materials and services.

The increase in stock-based compensation from three and six months ended June 30, 2020 to the three and six months ended June 30, 2021 is primarily due to the revaluation of restricted stock awards that are treated as a liability as discussed in Notes 7 and 9 of Berkshire Grey’s Consolidated Financial Statements. For other stock-based awards, stock-based compensation included in operating expenses increased by $0.9 million and $1.6 million for the three and six months ended June 30, 2021 as compared to the three and six months ended June 30, 2020.

Net losses were $31.8 million for the three months ended June 30, 2021 compared to $9.7 million for the three months ended June 30, 2020. The increase in net losses was primarily due to the increase in stock-based compensation expense and increases in operating expenses.

Net losses were $76.4 million for the six months ended June 30, 2021 compared to $21.4 million for the six months ended June 30, 2020. The increase in net losses was primarily due to the completion, and recognition of revenue, of a $22.3 million customer contract in the first quarter of 2020, the increase in stock-based compensation expense, and increases in operating expenses. six months ended June 30, 2021

Results of Operations

The following is a description of significant components of our operations, including significant trends and uncertainties that we believe are important to an understanding of our business and results of operations.

Comparison of the three and six months ended June 30, 2021 and 2020

Revenue

Berkshire Grey generates revenue through the sale, delivery, installation of customer contracts in the United States and Japan. The following table presents revenue as well as the change from the prior period.

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
(Dollars in thousands)	2021	2020	Change		2021	2020	Change
Revenue	$4,503	$2,752	$1,751	64%	$8,468	$29,028	$(20,560)	(71)%

Total revenue for the three months ended June 30, 2021 and 2020 was $4.5 million and $2.8 million, respectively, an increase of $1.7 million or 64%. The increase is related to additional customer deployment activities.

Total revenue for the six months ended June 30, 2021 and 2020 was $8.5 million and $29.0 million, respectively, a decrease of $20.5 million or 71%. The decrease is primarily due to the completion of a $22.3 million customer contract for which revenue was recognized at a point in time in the first quarter of 2020, whereas revenue during the first half of 2021 was generated from incremental development and deployment of customer contracts in which revenue is recognized on a percentage of completion basis, and the sale, delivery, installation and/or completion of contracts with existing customers. Our revenue can fluctuate significantly from quarter to quarter depending on the number of projects in process and the method of accounting used to recognize revenues.

In three months ended June 30, 2021, SoftBank and Meijer each comprised approximately 36% of our revenue, or 72% in total between the two customers .In three months ended June 30, 2020 SoftBank comprised approximately 89% of our revenue. Since 2019, our revenue has been dependent upon a few customers and we expect that we will continue to derive a majority of our revenue from a limited number of significant customers in future years. No assurance can be given that our significant customers will expand their business relationship with us, will continue to do business with us, or that they will maintain their historical levels of business. If our relationship with any significant customer were to cease, then our revenues would decline and negatively impact our results of operations.

Cost of Revenue

The following table presents cost of revenue as well as the change from the prior period.

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
(Dollars in thousands)	2021	2020	Change		2021	2020	Change
Cost of Revenue	$5,240	$2,658	$2,582	97%	$9,938	$27,392	$(17,454)	(64)%

Total cost of revenue for the three months ended June 30, 2021 and 2020 was $5.2 million and $2.7 million, respectively, an increase of $2.6 million or 97%. The increase in total cost of revenue was primarily due to increased revenue volume and increased overhead resulting from the growth in deployment operations.

Total cost of revenue for the six months ended June 30, 2021 and 2020 was $9.9 million and $27.4 million, respectively, a decrease of $17.5 million or 64%. The decrease in total cost of revenue was primarily due to costs related to the completion of a $22.3 million customer contract for which revenue and cost of revenue was recognized at a point in time in the first quarter of 2020.

Gross (Loss) Profit and Gross Margin

The following table presents gross profit and margin as well as the change from the prior period.

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
(Dollars in thousands)	2021	2020	Change		2021	2020	Change
Gross (Loss) Profit	$(737)	$94	$(831)	(884)%	$(1,470)	$1,636	$(3,106)	(190)%
Gross Margin	(16)%	3%		(20)%	(17)%	6%		(23)%

Total gross (loss) profit during the three months ended June 30, 2021 and 2020 was a loss of $0.7 million and a profit of $0.1 million, respectively. Total gross margin was approximately (16)% for three months ended June 30, 2021 compared with 3% for three months ended June 30, 2020, a decrease of 19% points. The change in gross profit of $(0.8) million and the decrease in gross margin percentage was driven by increased overhead resulting from the growth in deployment operations.

Total gross (loss) profit during the six months ended June 30, 2021 and 2020 was a loss of $1.5 million and a profit of $1.6 million, respectively. Total gross margin was approximately (17)% for three months ended June 30, 2021 compared with 6% for three months ended June 30, 2020, a decrease of 23% points. The change in gross profit of $3.1 million and the decrease in gross margin percentage was driven by lower revenue and overhead absorption in the six months ended June 30, 2021.

General and Administrative

The following table presents general and administrative expenses as well as the change from the prior period.

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
(Dollars in thousands)	2021	2020	Change		2021	2020	Change
General and Administrative	$4,710	$2,877	$1,833	64%	$8,853	$6,722	$2,131	32%
% of Operating Expenses	15%	21%			12%	25%

General and administrative expenses during the three months ended June 30, 2021 and 2020 were $4.7 million and $2.9 million, respectively, an increase of $1.8 million or 64%. The increase in general and administrative expenses included a $0.4 million increase in salaries and related employee costs and a $0.8 million increase in information technology and infrastructure related costs.

General and administrative expenses during the six months ended June 30, 2021 and 2020 were $8.8 million and $6.7 million, respectively, an increase of $2.1 million or 32%. The increase in general and administrative expenses included a $0.5 million increase in salaries and related employee costs and a $1.2 million increase in information technology and infrastructure related costs.

Sales and Marketing

The following table presents sales and marketing expenses as well as the change from the prior period.

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
(Dollars in thousands)	2021	2020	Change		2021	2020	Change
Sales and Marketing	$10,540	$1,667	$8,873	532%	$38,023	$3,338	$34,685	1039%
% of Operating Expenses	34%	12%			51%	12%

Sales and marketing expenses during the three months ended June 30, 2021 and 2020 were $10.5 million and $1.7 million, respectively, an increase of approximately $8.8 million or 531%. The increase in sales and marketing expenses included a $4.5 million increase in stock-based compensation, $3.2 million increase in salaries and related employee costs related primarily to sales team personnel growth and expansion into Europe, and $1.0 million increase in marketing services and materials to expand our customer reach, branding programs, and implementing systems to support planned future growth. Approximately $4.2 million of the increase in stock-based compensation is due to the revaluation of restricted stock awards that are treated as a liability as previously described.

Sales and marketing expenses during the six months ended June 30, 2021 and 2020 were $38.0 million and $3.3 million, respectively, an increase of approximately $34.7 million or 1038%. The increase in sales and marketing expenses included a $27.7 million increase in stock-based compensation, $5.5 million increase in salaries and related employee costs related primarily to sales team personnel growth and expansion into Europe, and $1.3 million increase in marketing services and materials to expand our customer reach, branding programs, and implementing systems to support planned future growth. Approximately $22.7 million of the increase in stock-based compensation is due to the revaluation of restricted stock awards that are treated as a liability as previously described.

Research and Development

The following table presents research and development expenses as well as the change from the prior period.

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
(Dollars in thousands)	2021	2020	Change		2021	2020	Change
Research and Development	$15,741	$9,163	$6,578	72%	$28,051	$17,200	$10,851	63%
% of Operating Expenses	51%	67%			37%	63%

Research and development expenses during the three months ended June 30, 2021 and 2020 were $15.7 million and $9.2 million, respectively, an increase of $6.5 million or 72%. The increase in research and development expenses included a $2.4 million increase in salaries and related employee costs related to personnel growth and expanded development programs and $3.4 million increase in research and development materials and services.

Research and development expenses during the three months ended June 30, 2021 and 2020 were $28.1 million and $17.2 million, respectively, an increase of $10.9 million or 63%. The increase in research and development expenses included a $4.2 million increase in salaries and related employee costs related to personnel growth and expanded development programs and $5.3 million increase in research and development materials and services.

Interest Income

The following table presents interest income as well as the change from the prior period.

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
(Dollars in thousands)	2021	2020	Change		2021	2020	Change
Interest Income, Net	$3	$8	$(5)	-63%	$14	$273	$(259)	-95%

Interest income, net during the three months ended June 30, 2021 and 2020 was less than $0.1 million for both periods. Interest income, net during the six months ended June 30, 2021 and 2020 was less than $0.1 million and $0.3 million, respectively, a decrease of approximately $0.3 million or 95%. The decrease in interest income is attributed to a decline in cash balances and interest rates on money market funds

Income Taxes

During the three months ended June 30, 2021 and 2020, Berkshire Grey recorded no income tax benefits due to the uncertainty of future taxable income as Berkshire Grey has incurred net losses since inception.

We have provided a valuation allowance for all our net deferred tax assets as a result of our historical net losses in the jurisdictions in which we operate. We continue to assess our future taxable income by jurisdiction based on our recent historical operating results, the expected timing of reversal of temporary differences, various tax planning strategies that we may be able to enact in future periods, the impact of potential operating changes on our business and our forecast results from operations in future periods based on available information at the end of each reporting period. To the extent that we are able to reach the conclusion that deferred tax assets are realizable based on any combination of the above factors in a single, or multiple, taxing jurisdictions, a reversal of the related portion of our existing valuation allowances may occur.

Non-GAAP Financial Information

In addition to our results determined in accordance with GAAP, we believe that EBITDA and Adjusted EBITDA, each non-GAAP financial measures, are useful in evaluating our operational performance. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

We define “EBITDA” as net loss plus interest income, income tax expense, depreciation and amortization expense.

We define “Adjusted EBITDA” as EBITDA adjusted for stock-based compensation.

We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends because it eliminates the effect of financing, capital expenditures, and non-cash expenses such as stock-based compensation and provides investors with a means to compare our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of these measures may not be comparable to other similarly titled measures computed by other companies because not all companies calculate these measures in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA during the years presented.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Dollars in thousands)	2021	2020	2021	2020
Net loss	$(31,754)	$(9,683)	$(76,437)	$(21,425)
Interest income, net	$(3)	$(8)	$(14)	$(273)
Income tax expense	$7	$—	$12	$—
Depreciation and amortization	$671	$800	$1,217	$1,000

EBITDA	$(31,079)	$(8,891)	$(75,222)	$(20,698)
Stock-based compensation	$5,309	$316	$29,488	$1,259
Adjusted EBITDA	$(25,770)	$(8,575)	$(45,734)	$(19,439)

Liquidity and Capital Resources

Sources of Liquidity and Capital

We have incurred a net loss in each of our annual periods since our inception. We incurred net losses of $31.7 million and $76.4 million during the three and six months ended June 30, 2021, respectively. We incurred net losses of $9.7 million and $21.4 million during the three and six months ended June 30, 2020, respectively. As of June 30, 2021, we have an accumulated deficit of $228.1 million. As an early-stage company, we have primarily obtained cash to fund our operations through preferred stock offerings. From inception through June 30, 2021, we have received cumulative gross proceeds from the sale of our preferred stock and warrants of $227.3 million to fund our operations.

As of the date of this Current Report on Form 8-K, we believe that our existing capital resources will be sufficient to support our operating plan and cash commitments for the next 12 months. We completed the Merger with RAAC on July 21, 2021 and received proceeds, net of transaction costs, of $192.6 million. Our future capital requirements will depend on many factors including the growth of the business, continued research and development in our customer solutions, and support for our operations.

Cash Flows

The following table summarizes our cash flows during the years presented.

	For the Six Months Ended June 30,
(Dollars in thousands)	2021	2020
Net cash used in operating activities	$(39,340)	$(35,516)
Net cash used in investing activities	$(2,139)	$(2,114)
Net cash provided by financing activities	$495	$32
Effect of exchange rate on cash	$(43)	$—

Net decrease in cash, cash equivalents and restricted cash	$(41,027)	$(37,598)

Cash Flows for the three months ended June 30, 2021 and 2020

Operating Activities

Net cash used in operating activities during the six months ended June 30, 2021 and 2020 was $39.3 million and $35.5 million, respectively. The increase of $3.8 million in cash used for operating activities is the result of approximately $55.0 million increase in net losses offset by $33.3 million in adjustments from non-cash operating activities and $17.9 million in changes from net operating assets and liabilities.

The increase in net losses of approximately $55.0 million is more fully described in the management’s discussion and analysis of operating results.

Changes in non-cash operating activity of $33.3 million include a $28.2 million increase in stock-based compensation, $3.9 million decrease in gain on change in fair value of warrants, and an increase in depreciation of $1.1 million. $22.7 million of the increase in stock-based compensation is primarily due to the revaluation of restricted stock awards that are treated as a liability as previously described.

Cash used from changes in net operating assets and liabilities totaling $17.9 million is composed of a $26.6 million increase in cash from changes in contract liabilities, a $17.0 million increase in cash from changes in accounts receivable, $7.3 million increase in cash from changes in accounts payable and accrued expenses, partially offset by a $27.6 million decrease in cash from changes in deferred fulfillment costs, and a $5.4 million decrease in cash in inventories, prepaid expenses and other assets.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2021 and 2020 was $2.1 million and $2.1 million, respectively, and primarily relates to the purchases of fixed assets.

Financing Activities

Net cash provided by financing activities during the three months ended June 30, 2021 and 2020 was $0.5 million and less than $0.1 million, respectively. The increase in cash provided by financing activities of approximately $0.5 million was due to an increase in the proceeds received from stock option exercises.

Commitments and Contingencies

See Note 13 in the Consolidated Financial Statements for discussion on contractual commitments and contingencies.

Off-Balance Sheet Arrangements

In October 2019, Berkshire Grey issued a Partial Recourse Secured Promissory Note (the “Secured Promissory Note”) to an executive officer for approximately $9.9 million with an interest rate of 1.86% per annum compounded annually. Under the terms of the Secured Promissory Note, the officer will be personally liable for 51% of the unpaid balance of the principal and any accrued interest. The entire principal amount was used to purchase 1,191,872 shares of restricted stock. The Secured Promissory Note is collateralized by the restricted common stock. Berkshire Grey determined that the entire Secured Promissory Note must be treated as non-recourse; as such, the balance of the note and related accrued interest are not presented on the consolidated balance sheets.

Recent Accounting Pronouncements

See Note 2 in the Consolidated Financial Statements regarding recent accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Rate Sensitivity

We are exposed to foreign currency risks that arise from normal business operations. These risks include the translation of local currency balances of foreign subsidiaries, transaction gains and losses associated with intercompany accounts receivable and payable with foreign subsidiaries, and transactions denominated in currencies other than a location’s functional currency. As such, we have exposure to adverse changes in exchange rates associated with operating expenses of our foreign operations. Any fluctuations in other currencies will have minimal direct impact on our international revenue.

We regularly monitor the forecast of non-U.S. dollar expenses and the level of non-U.S. dollar monetary asset and liability balances to determine if any actions, including possibly entering into foreign currency contracts, should be taken to minimize the impact of fluctuating exchange rates on our results of operations. We have not entered into any foreign currency contracts as of June 30, 2021.

Interest Rate Sensitivity

At June 30, 2021, we had unrestricted cash and cash equivalents of $52.8 million. The unrestricted cash and cash equivalents are held for working capital purposes. We do not enter into investments for trading or speculative purposes. As of June 30, 2021, all our cash equivalents were held in money market funds. Due to the short-term nature of these investments, we believe we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates.